CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of International Royalty Corporation (the "Company") of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the each of the years in the three year period ended December 31, 2008 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2008, which appears in the Annual Report on Form 40-F of the Company for the year ended December 31, 2008. Our report is dated February 25, 2009.

(Signed) PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia

July 15, 2009